UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

INTERNAP NETWORK SERVICES CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[LOGO OF INTERNAP]

June 18, 2003

Dear Fellow Shareholder:

The 2003 Annual Meeting of Stockholders was adjourned until 9:00 a.m. Friday, July 11, 2003. As a result of the adjournment, we have extended the vote deadline until 11:59 p.m. Eastern on Wednesday, July 9th.

As you may already know, a number of important matters are to be voted upon at this year’s meeting. Our recent proxy mailing addressed every proposal in detail, and we have posted the electronic versions of these materials to the ‘Investor Services’ section of our Web site in order to support your voting decisions. Should you wish to review these materials, please visit our Web site at:

http://www.internap.com/investor_services/financials.htm

We urge you to vote FOR each of the proposals described in the proxy materials.

The enclosed proxy voting card contains detailed instructions on how to vote your shares electronically prior to the July 9th deadline. Please take the time to vote – either over the telephone or via the Internet. Alternatively, you may sign, date and return the enclosed proxy card by facsimile to 404-302-9907.

Should you have any questions regarding the matters to be voted on, please call our Investor Relations Department at 404-302-9846.

Your vote is important, no matter how many shares you own.

Thank you for your support.

/s/    Gregory A. Peters

Gregory A. Peters

President and Chief Executive Officer